Exhibit 1.1

« QUILMES INDUSTRIAL (QUINSA) » société anonyme L u x e m b o u r g R.C. Luxembourg, section B numéro 32 501

**************************************************************************************************

STATUTS COORDONNES à la date du 31 juillet 2007

***************************************************************************************************

Title I. - Name and Legal Structure, Corporate Object, Registered Office, Duration
Art. 1. Name and Legal Structure.“QUILMES INDUSTRIAL” (QUINSA) is a société anonyme governed by these Articles of Incorporation and by the laws and regulations of the Grand Duchy of Luxembourg governing business corporations and holding companies, and more specifically by the laws of August 10, 1915 and July 31, 1929 such as those laws were amended by subsequent laws and regulations.
Art. 2. Corporate Object. The object of the Company is the business directly or indirectly related to the taking of participations, in any form whatsoever, in Luxembourg or foreign corporations or other business entities, the administration, management, control and development thereof.
The Company may use its resources to organize, manage, enhance in value and liquidate a portfolio consisting of any kind of securities, patents and pertaining licenses, to participate in the organization, development and control of any business entity to acquire by way of capital contribution, subscription, underwriting, option, purchase or in any manner whatsoever any kind of securities, patents and pertaining licenses as well as to sell, transfer, exchange or otherwise, to enhance in value such securities, patents and rights through any person and in any manner whatsoever, and to afford to companies in which it has an interest any assistance, loans, advances or guarantees.
In a general way, the Company may carry out any operations which it may deem useful for the accomplishment of its corporate object, remaining always within the limits established by the law of July 31, 1929 and subsequent amendments, to the effect that the Company may not carry on directly any industrial activity or maintain a commercial establishment open to the public.
Art. 3. Registered Office. The registered office is established in Luxembourg.
The registered office may be transferred to any other locality in the Grand Duchy of Luxembourg by decision of the Board of  Directors.
The Board of  Directors may establish branches or offices abroad.
Whenever there shall occur or be imminent extraordinary political, economic or social developments of any kind likely to jeopardize the normal functioning of the registered office or easy communication between such office and the outside world, the registered office may be declared temporarily, and until the complete termination of such unusual conditions, transferred abroad, without affecting the nationality of the Company, which, notwithstanding such temporary transfer of the registered office, shall remain that of Luxembourg. Such declaration of transfer of the registered office shall be made and brought to the knowledge of third parties by one of the executive bodies of the Company authorized to bind it for acts of current and daily management.
Art. 4. Duration. The Company shall be constituted for an unlimited duration.
Title II. Share Capital
Art. 5. Share Capital. The share capital is set at thirty-four million six hundred and ninety-six thousand four hundred and sixty United States Dollars ($ U.S. 34,696,460.-) represented by six hundred and thirty million three hundred and eighty-four thousand one hundred and sixty-three (630,384,163) Class A shares without a par value and forty-eight million nine hundred and seven thousand ninety-four (48,907,094) Class B shares without a par value.
The authorized capital of the Company shall be four hundred million United States Dollars ($ U.S. 400,000,000) represented by Class A shares without a par value and Class B shares without a par value, in a total amount of six billion seven hundred and ninety million eight hundred and sixty-two thousand four hundred and ninety-eight (6,790,862,498) shares which includes the number of shares of the presently subscribed capital in such portions of Class A shares and Class B shares as shall reflect the outstanding portions from time to time of Class A shares and Class B shares under the issued share capital.
The board of directors is authorized for a period of five (5) years starting from June 22, 2006, to increase the subscribed capital in whole or in part from time to time, through issues of either Class A shares or Class B shares or both, within the limits of the authorized capital. In connection with such increases of capital the shares shall be issued for compensation in cash or, subject to applicable provisions of law, in kind at a price or, if shares are issued by way of incorporation of reserves, at an amount, which shall not be less than the accounting par value and may include such issue premium as the board of directors shall decide. The board of directors may authorize any director, manager or other person to accept subscriptions and direct payment in cash or in kind of the price of shares being whole or part of such increases of capital. Whenever the board of directors shall have any such increase of capital recorded in the form required by law, it shall have the amendment of this article as a result thereof recorded. Any issue of shares of any class may be made with or without reserving to holders of shares of any class a preferential right to subscribe for such shares.
Each Class A share and each Class B share entitles the holder thereof to cast one vote at any shareholders’ meeting. Class A shares and Class B shares shall normally vote as one class at any shareholders’ meeting provided that any resolutions affecting respective rights of particular classes must be approved separately by the quorum and majority requirements established by law for each class.
Each Class B share shall be entitled to distribution of an amount of dividends, if and when declared by the board of directors, and, in the event of winding up of the Company, to proceeds of liquidation, equal to ten times the amount of distribution of dividends or liquidation proceeds to which each Class A share shall be entitled.
Class A shares shall be convertible into Class B shares at a ratio of ten Class A shares for 1 Class B share, for a one month period commencing July 1, 2001, and ending on July 18, 2001, and subsequently, for the first fifteen (15) Luxembourg business days every July, provided (i) Class A holders submit their request to convert such shares (the “Requests”) within the given time frame, and (ii) such request is accompanied by a certification by the tendering holder (the “Certification”) of the amount of Class B shares he or she holds prior to giving effect to this Request. The Certification shall be in such form as may be determined by the board of directors from time to time.

The Company will designate a person internally (the “Receiver”) to receive all Requests and Certifications. After the close of the period during which Class A holders may seek to convert their Class A shares, the Receiver will calculate the number of outstanding Class B shares prior to giving effect to any Requests, and add to this number the amount of Class B shares that would be outstanding upon conversion of all of the holder’s Class A shares into Class B shares on a ten for one basis for which the holder is submitting a Request. The Receiver will then calculate the percentage that that Class A holder would own of Class B shares upon giving effect to their Request (the “Requested Class B Shares”) to which the Receiver will add any Class B shares that the Class A holder owned, and continues to own, prior to his or her Request (the “Owned Class B Shares”, and together, the holder’s “Class B Share Holdings”).
To the extent that the percentage of each Class A holder’s Class B Share Holdings does not reach 5%, the Class A holder will be able to convert all of the Class A shares covered by his or her Request. To the extent that the Class A holder would be the beneficial owner of 5% or more of the Class B shares outstanding upon effecting the Request, that holder will only be allowed to convert as many Class A shares as would leave the Class A holder with Class B Share Holdings under 5%.
The Receiver will perform this same calculation for each Class A holder requesting conversion of his or her Class A shares. For each calculation, the denominator will equal the outstanding Class B shares prior to giving effect to any Request plus any Class B shares that the Class A holder who is submitting such Request will own upon converting all Class A shares covered by his or her Request. Thus, for each calculation, it will be assumed that no other Class A holder’s shares have been converted.
Class A holders who will not receive all of their Requested Class B Shares because they would be the beneficial owner of Class B Share Holdings greater than 5%, may not withdraw their Request, but will instead receive as many Requested Class B Shares as is possible in accordance with their Request without triggering the 5% threshold.
Class A holders requesting conversion of their Class A shares will be notified by July 31 of each year whether and to what extent their Requests were permitted and what their resulting Class B Share Holdings are. Where discrepancies arise between converting Class A holders and the Company, the Company’s determination will be binding.
Upon any such conversion, the share capital set forth in paragraph one of this Article shall be amended accordingly and any such amendment shall be stated by notarial deed from time to time.
For the purpose hereof "beneficial ownership" of a share means any person who, directly or indirectly, currently or within 60 days, through any contract, arrangement, understanding, relationship, or otherwise has or shares (or has the right to acquire through the exercise of any option , warrant or right, through the conversion of a security, or pursuant to the power to revoke a trust, discretionary account, or similar arrangement):
(1) voting power which includes the power to vote, or to direct the voting of, such security;
and/or
(2) investment power which includes the power to dispose, or to direct the disposition of, such security.

The board of directors may authorize the issuance of bonds which may be but are not required to be, convertible into shares of any class, in bearer or registered form, in such denominations and payable in such monies as it shall determine in its discretion.
The board of directors shall determine the type, price, interest rates, terms of issuance and repayment and any other conditions for such issues.
Bonds convertible into shares of the Company may be authorized by the board of directors and issued within the time limit of five (5) years from the date set forth above and to the extent that there shall be unissued shares of the authorized capital.
The board of directors may authorize the issuance of bonds which may be but are not required to be, convertible into shares of any class, in bearer or registered form, in such denominations and payable in such monies as it shall determine in its discretion.
The board of directors shall determine the type, price, interest rates, terms of issuance and repayment and any other conditions for such issues.
Bonds convertible into shares of the Company may be authorized by the board of directors and issued within the time limit of five (5) years starting from June 22, 2006 and to the extent that there shall be unissued shares of the authorized capital.
A register of registered bonds shall be held at the registered office of the Company.
Art. 6. Shares. The shares shall be registered or bearer, at the option of the shareholder, except such as are by law required to be in registered form. Upon the request of the shareholders, the registered shares may be converted into bearer shares and vice versa.
The Board of  Directors may also create multiple share certificates.
The shares may be entered without serial numbers into fungible securities accounts with banks or other professional depositaries.
Transfer of registered shares, carried in the registered share register, shall be effected by a written declaration of transfer signed by the transferor and the transferee or by their attorneys.
The Company may consider the holder of bearer shares to be the owner of said shares; in the case of registered shares, it shall consider as the owner the person in whose name such shares are entered in the share register.
For the exercise of rights against it as well as for the exercise of rights to vote at general meetings and all rights conferred upon the shareholders, the Company shall recognize only one single owner per share.
The rights and obligations appurtenant to any share shall pass to any transferee thereof.
All communications and notices to be given to a registered shareholder shall be deemed validly made  to the latest address communicated by the shareholder to the Company.
Art. 7. Changes of Share Capital. The subscribed and the authorized capital of the Company may be increased or reduced by decision of the shareholders in general meeting whose resolutions shall be taken as for the amendment of the Articles.

Title III. - Management, Supervision
Art. 8. Board of  Directors. The Company shall be managed by a Board of  Directors consisting of a minimum of three and a maximum of fifteen members appointed by the general meeting. The terms of their office shall not exceed six (6) years; they may be reappointed and dismissed at any time.
In the case of a vacancy in any position as director, the remaining directors shall have the right to temporarily fill such vacancy by a majority vote; in such case the next general meeting shall be called upon to ratify such election.
Any director elected in replacement of another, whose term of office has not expired, shall complete the term of office of the director whom he replaces.
Art. 9. Procedure. The Board of Directors shall elect two co-chairmen from among its members and shall determine the period of their office, not exceeding their appointment as director.
The Board of Directors shall meet as often as required by the interests of the Company, upon notice by any of the two co-chairmen or by two (2) directors, either at the registered office or at any other place indicated in the notice, under the chairmanship of the co-chairmen or, if one co-chairman is prevented from attending, under the chairmanship of the other co-chairman or if both co-chairmen are prevented from attending under the chairmanship of the director chosen among his colleagues.
The Board of Directors may deliberate and act validly only if a majority of its members in office are present in person or by proxy.
Any director who is prevented or absent may give a proxy in writing, telegram, telex or telefax, to one of his colleagues on the board to represent him at the meetings of the board and to vote in his place and stead.
All decisions shall be taken by a majority of votes of those present or represented.
In case of urgency, written decisions, signed by all the directors, are proper and valid as though they had been taken at a meeting of the Board of Directors duly convened and held. Such a decision can be documented by several separate instruments having the same tenor, each signed by one or more directors.
Any director may participate in any meeting of the board of directors by conference call or by other similar means of communication allowing all the persons taking part in the meeting to hear one another and to communicate with each other. A meeting may also be held by conference call only. The participation in a meeting by these means in equivalent to participation in person at such meeting.
Art. 10. Minutes of the Board. The proceedings of the Board of  Directors shall be set forth in minutes signed by the chairman of the meeting and the secretary, or by the majority of persons present at the meeting.
The proxies shall be annexed thereto.
Copies of excerpts of these minutes shall be certified by two (2) directors.
Art. 11. Powers. The Board of  Directors is invested with the broadest powers to act on behalf of the Company and accomplish or authorize all acts and transactions of management and disposal which are within its corporate purpose and which are not specifically reserved to the general meeting.
Within the limits of applicable law, the Board of  Directors may:
1° delegate to one or more of its members, the powers necessary to carry out its decisions and to provide day-to-day management;
2° confer to one or more persons, whether or not members of the Board of  Directors, the powers deemed to be appropriate for the general technical, administrative and commercial management of the Company;
3° constitute any committee, the members of which may be selected either from among the directors or outside thereof, and determine their functions and authority.
The board may authorize all substitutions in the powers it may confer or has conferred.
Art. 12. Authorized Signatures. The Company is bound in all cases by the individual signature of any of the co-chairmen of the Board of Directors or by that of a managing director, as well as by the joint signatures of two (2) directors. These signatories need not give evidence to third parties of a prior decision of the Board of Directors.
Art. 13. Transactions with the Company. Any director who may, with respect to a transaction submitted to the approval of the Board of  Directors, have an interest adverse to that of the Company, shall so notify the Board of  Directors and cause such notification to be reflected in the minutes of that meeting. He shall not deliberate on any such transaction.
Specially reported at the next succeeding general meeting, prior to any other agenda, shall be those transactions in which a director may have had an interest adverse to that of the Company.
Art. 14. Directors' Remuneration. The remuneration of the Board of  Directors will be decided, if applicable, by the annual general meeting.
Art. 15. Auditors. The operations of the Company shall be supervised by one or more auditors, who may be natural persons or legal entities, appointed by the general meeting which shall determine their number, their remuneration and the term of their office, which shall not exceed six (6) years.
They may be reappointed and dismissed at any time.
Title IV. - General Meetings
Art. 16. Powers. The general meeting, duly constituted, represents all of the shareholders. It has the broadest powers to carry out or ratify acts of concern to the Company.
Art. 17. Date and Place. The annual general meeting of the Company shall be ipso jure in the city of Luxembourg at the place indicated in the notices to the meeting on the first business day following the fourth Thursday of June at 10:00 am (Luxembourg time).
If said day is a legal or banking holiday, the meeting shall be held on the preceding business day.
The general meetings, including the annual general meeting, may be held in a foreign country whenever there occur circumstances of force majeure as determined by the Board of  Directors in its discretion. In such event, the terms and conditions necessary to provide proper deliberations and publications will be those provided for by the laws of the place where the meeting is to be convened as far as it may be possible to comply with said forms and procedures.
In the absence of legal provisions prescribed by the laws of the place where the meeting is to be convened, the communications to the shareholders will, in consideration of the form of the shares, be those deemed to be the most adequate by the persons convening the meeting.
Art. 18. Notices of Meeting. The Board of  Directors or the auditors may convene any general meetings.
The notices to any ordinary or extraordinary general meeting shall contain the agenda, the hour and the place of the meeting and shall be made by announcements published twice (2) at least on eight (8) days' interval and eight (8) days before the meeting in the Recueil Spécial du Mémorial and in a Luxembourg newspaper.
Letters shall be sent out eight (8) days before the meeting to the registered shareholders, no evidence of the accomplishment of such formality being required.
Art. 19. Admission. In order to be admitted to the general meetings, the shareholders must deposit their bearer shares at the registered office at least five (5) days before the date of the meeting, or at least eight (8) days before said date with depositaries specified in the convening notices.
Every owner of registered shares must advise the Company within five (5) days before the meeting of his intention to attend the general meeting. In the event that he votes by a proxy holder, the latter has to deposit his proxy at the registered office within the same period of time.
The board may, if it deems it advisible, reduce these periods of time and accept deposits of shares irrespective of these time limits.
Art. 20. Procedure. Every general meeting will be presided over by the co-chairmen of the Board of Directors or, in their absence, by a director designated by the Board of Directors.
The two largest shareholders in terms of number of shares present at the meeting shall act as scrutineers; if they decline to act as such, the next largest in decreasing sequence of number of shares held until two (2) shareholders shall so act.
The bureau so constituted shall designate the secretary.
Irrespective of the agenda, the Board of  Directors may adjourn any ordinary or extraordinary general meeting in accordance with the formalities and time limits stipulated for by law.
Art. 21. Vote and Minutes. At all general meetings, the required quorum shall be that provided for by  applicable law.
Resolutions at ordinary general meetings will be passed by majority vote, irrespective of the number of shares present or represented.
Resolutions as to amendments of the Articles of Incorporation, taken at extraordinary general meetings having the required attendance, shall be voted if approved by a two-thirds majority of votes of the shareholders present or represented, unless otherwise required by law.
Minutes of the general meetings shall be signed by the members of the bureau.
Copies or excerpts of the minutes to be produced in court or elsewhere shall be signed by two (2) directors.

Title V. - Financial Year, Distribution of Profits
Art. 22. Financial Year. The financial year of the Company shall start on 1st January and shall end on 31st December of the same year.”
Each year, the management will cause an inventory to be drawn up with current and fixed assets together with all debts and liabilities of the Company, accompanied by an annex containing a summary of all corporate commitments and all debts of the directors and auditors towards the Company.
The management will prepare the balance sheet and profit and loss statement, containing all necessary write-offs and remit those documents within the legal time limits to the auditors.
Fourteen (14) days before the general meeting, the shareholders may take cognizance at the registered office of the balance sheet, the profit and loss statement and the report of auditors.
Art. 23. Distribution of Profits. The surplus after deduction of charges and amortizations represents the net profit at the disposal of the general meeting  for free allocation.
With the approval of the auditor(s) the Board of  Directors may initiate dividend instalments in accordance with applicable provisions of law.
Dividends decided by the general meeting as well as dividend instalments for the current financial year decided by the Board of  Directors in accordance with law, are paid at the periods and places fixed by the Board of  Directors.
Title VI. - Dissolution, Liquidation
Art. 24. Dissolution. The Board of  Directors may, at any time, propose to the extraordinary general meeting the dissolution of the Company.
Art. 25. Liquidation. Upon the dissolution of the  Company, the liquidation shall be effected by one or more liquidators, natural persons or legal entities, appointed by the general meeting, which shall determine their powers and their remuneration.
Title VII. - General Provisions
Art. 26. Applicable law. All points not covered by the present Articles of Incorporation shall be governed by Luxembourg law.

Suit la version française des statuts coordonnés qui précèdent :

Titre Ier.  - Dénomination et Forme Juridique, Objet, Siège Social, Durée
Art. 1er. Dénomination et Forme Juridique.“QUILMES INDUSTRIAL” (QUINSA) est une société anonyme régie par les présents statuts et les lois et règlements du Grand-Duché de Luxembourg concernant les sociétés commerciales et les sociétés de participations financières et plus particulièrement par les lois du 10 août 1915 et du 31 juillet 1929, telles que ces lois se trouvent modifiées par les lois et règlements postérieurs.
Art. 2. Objet. La Société a pour objet toutes les opérations se rapportant directement ou indirectement à la prise de participations sous quelque forme que ce soit dans toutes sociétés ou entreprises luxembourgeoises ou étrangères, ainsi que l'administration, la gestion, le contrôle et la mise en valeur de ces participations.
Elle pourra notamment employer ses fonds à la création, à la gestion, à la mise en valeur et à la liquidation d'un portefeuille se composant de tous titres, brevets et licences accessoires, participer à la création, au développement et au contrôle de toute entreprise, acquérir par voie d'apport, de souscription, de prise ferme ou d'option, d'achat et de toute autre manière, tous titres, brevets et licences accessoires, les réaliser par voie de vente, de cession, d'échange ou autrement, faire mettre en valeur ces affaires, brevets et droits par qui et de quelque manière que ce soit, accorder aux sociétés aux quelles elle s'intéresse tous concours, prêts, avances ou garanties.
D'une façon générale, elle peut prendre toutes mesures et faire toutes opérations jugées utiles à l'accomplissement de son objet social en restant toutefois dans les limites tracées par la loi du 31 juillet 1929 et les modifications subséquentes, de sorte qu'elle n'aura aucune activité industrielle propre et ne tiendra aucun établissement commercial ouvert au public.
Art. 3. Siège Social.  Le siège social est établi à Luxembourg. Le siège social pourra être transféré dans toute autre localité du Grand-Duché de Luxembourg par décision du Conseil d’Administration.
Le Conseil d’Administration peut établir des succursales ou autres établissements dans tous pays étrangers.
Lorsque des événements extraordinaires d'ordre politique, économique ou social de nature à compromettre l'activité normale au siège social ou la communication aisée de ce siège avec l'étranger se produiront ou seront imminents, le siège social pourra être déclaré transféré provisoirement, jusqu'à cessation complète de ces circonstances anormales, à l'étranger, sans que toutefois cette mesure puisse avoir d'effet sur la nationalité de la Société, laquelle, nonobstant ce transfert provisoire du siège social, restera luxembourgeoise. Pareille déclaration de transfert du siège social sera faite et portée à la connaissance des tiers par l'un des organes exécutifs de la Société ayant qualité de l'engager pour les actes de gestion courante et journalière.
Art. 4. Durée. La Société est constituée pour une durée indéterminée.
Titre II. - Capital Social
Art. 5. Capital Social. Le capital social est fixé à trente-quatre millions six cent quatre-vingt seize mille quatre cent soixante Dollars des Etats-Unis ($ U.S. 34.696.460.-) représenté par six cent trente millions trois cent quatre-vingt-quatre mille cent soixante-trois (630.384.163) actions de la Catégorie A sans valeur nominale et quarante-huit millions neuf cent sept mille quatre-vingt-quatorze (48.907.094) actions de la Catégorie B sans valeur nominale.
Le capital autorisé de la Société est fixé à quatre cent millions de dollars des Etats-Unis (US$ 400.000.000.-) représenté par des actions de la Catégorie A sans valeur nominale et des actions de la Catégorie B sans valeur nominale d'un montant total de six milliards sept cent quatre-vingt-dix millions huit cent soixante-deux mille quatre cent quatre-vingt-dix-huit (6,790,862,498) actions qui inclut le nombre d'actions du capital souscrit actuel dans telles proportions d'actions de Catégorie A et d'actions de Catégorie B tel que refléteront les proportions en circulation de temps en temps d'actions de la Catégorie A et d'actions de la Catégorie B dans le cadre du capital social émis.
Le conseil d'administration est autorisé, pour une période de cinq (5) ans à partir du 22 juin 2006, à augmenter le capital souscrit en totalité ou en partie de temps en temps, par l'émission d'actions de la Catégorie A ou d'actions de la Catégorie B, soit des deux, à l'intérieur des limites du capital autorisé. En relation avec de telles augmentations de capital, les actions seront émises contre apport en espèces ou, sous réserve des dispositions législatives applicables, contre apport en nature à un prix ou, lorsque l'émission se fait par incorporation des réserves, un montant qui ne sera pas inférieur au pair comptable et pourra comprendre une prime d'émission tel que décidé par le conseil d'administration. Le conseil d'administration peut autoriser tout administrateur, directeur, gérant ou toute autre personne pour accepter les souscriptions et diriger le payement en liquide ou en nature du prix des actions constituant la totalité ou une partie de telles augmentations de capital. Chaque fois que le conseil d'administration fera constater, dans la forme requise par la loi, telle augmentation du capital souscrit il fera acter l'adaptation du présent article à la modification ainsi intervenue. Toute émission d'actions d'une quelconque catégorie pourra être effectuée en réservant ou en ne réservant pas aux détenteurs d'actions de quelconque classe un droit préférentiel de souscription à ces actions.
Chaque action de la Catégorie A et chaque action de la Catégorie B confère à son détenteur le droit à un vote à toute assemblée des actionnaires. Les actions de la Catégorie A et les actions de la Catégorie B voteront normalement comme une seule catégorie lors de toute assemblée des actionnaires sous réserve que toutes résolutions affectant les droits respectifs d'une catégorie particulière doivent être approuvées séparément aux conditions de quorum et de majorité requises par la loi pour chaque catégorie.
Chaque action de la Catégorie B aura le droit à la distribution d'un montant de dividendes, si déclaré par le conseil d'administration et à tel moment, et, dans l'éventualité de la dissolution de la société, à un boni de liquidation équivalent à dix fois le montant de distribution de dividendes ou du boni de liquidation auquel les actions de Catégorie A auront droit.
Les actions de la Catégorie A seront convertibles en actions de la Catégorie B sur base d'un taux d'échange de dix actions de la Catégorie A pour une action de la Catégorie B, pour une période d'un mois commençant le 1er juillet 2001, et se terminant le 18 juillet 2001 et par après, pendant les quinze premier (15) jours ouvrables au Luxembourg de chaque juillet, sous réserve que (i) les détenteurs de la Catégorie A soumettent leur demande de conversion de telles actions (les "Demandes") endéans le délai imparti, et (ii) telle demande est accompagnée par une certification du détenteur demandeur (la "Certification") du montant d'actions de la Catégorie B qu'il détient avant de donner effet à telle Demande. La Certification sera en la forme telle que déterminée par le Conseil d'Administration de temps en temps.
La Société désignera sur la plan interne une personne (le "Receveur") pour recevoir toutes Demandes et Certifications. Après la clôture de la période pendant laquelle les détenteurs d'actions de la Catégorie A pourront demander la conversion de leurs actions de

Catégorie A, le Receveur calculera le nombre d'actions de Catégorie B en circulation avant que sera donné effet à une quelconque Demande, et additionnera à tel nombre le montant d'actions de la Catégorie B qui seraient en émission après conversion en actions de Catégorie B par tous les détenteurs, ayant soumis une Demande de toutes leurs actions de Catégorie A sur base d'un taux d'échange de dix pour une. Le Receveur calculera ensuite le pourcentage qu'un détenteur d'actions de Catégorie A détiendrait d'actions de la Catégorie B après avoir donné effet à leur Demande (les "Actions de Catégorie B Demandées") auxquelles le receveur additionnera toute action de Catégorie B que le détenteur d'actions de Catégorie A détenait, et continue à détenir, avant sa Demande (les "Actions de Catégorie B Détenues" et ensemble, la "Détention d'Actions de Catégorie B" du détenteur).
Dans la mesure où le pourcentage de Détention d'Actions de Catégorie B de chaque détenteur d'actions de Catégorie A n'atteint pas     5%, le détenteur de Catégorie A sera en mesure de convertir toutes les actions de Catégorie A couvertes par sa Demande. Dans la mesure où le détenteur d'actions de Catégorie A serait le bénéficiaire économique de plus de 5 % ou plus d'actions de Catégorie B en circulation après que la Demande ait été effectuée, ce détenteur sera seulement autorisé à convertir autant d'actions de Catégorie A pour que la Détention d'Actions de Catégorie B du détenteur de Catégorie A reste en dessous de 5%.
Le Receveur effectuera le même calcul pour chacun des détenteurs de Catégorie A demandant la conversion de ses actions de la Catégorie A. Pour chaque calcul, le dénominateur sera égal aux actions de la Catégorie B en circulation avant avoir donné effet à une quelconque Demande plus le nombre de toutes les actions de Catégorie B que le détenteur de la Catégorie A qui soumet telle demande détiendra après conversion de toutes les actions de Catégorie A couvertes par sa Demande. Ainsi, pour chaque calcul, il sera présumé qu'aucune des actions détenues par d'autres détenteurs d'actions de Catégorie A aient été converties.
Les détenteurs d'actions de Catégorie A qui n'obtiendront pas toutes les Actions de Catégorie B Demandées du fait qu'ils seraient le bénéficiaire économique d'Actions de Catégorie B Détenues de plus de 5 % ne pourront pas retirer leur Demande mais vont recevoir en échange autant d'actions de Catégorie B Demandées que possible en conformité avec leur Demande sans enfreindre le seuil minimum de détention de 5%.
Notification sera donnée aux actionnaires de Catégorie A demandant la conversion de leurs actions de Catégorie A le 31 juillet de chaque année, si et dans quelle mesure leurs Demandes ont été acceptées et quelle est leur Détention d'Actions de Catégorie B en résultant. En cas de conflit entre les détenteurs d'actions de Catégorie A demandant la conversion et la Société, la détermination de la Société sera obligatoire.
Après chaque conversion telle que susvisée, le capital social décrit dans le premier paragraphe de cet Article sera modifié en conséquence et chacune de ces modifications va être constatée par acte notarié de temps en temps.
Pour les besoins des présentes, le "bénéficiaire économique" d'une action est toute personne, qui directement ou indirectement, actuellement ou endéans un délai de 60 jours, par l'intermédiaire d'un contrat, d'un arrangement, d'un accord, de relations contractuelles, ou de toute autre manière détient ou partage (ou a le droit d'acquérir par l'exercice d'une quelconque option, warrant ou droit, par le biais d'une conversion d'une valeur, ou par le droit de révoquer un trust, un compte discrétionnaire ou un arrangement similaire):
1. le droit de vote qui inclut le droit de voter, ou de diriger le vote en relation avec telle action;
et/ou
2. le droit d'investissement qui inclut le droit de disposer, ou de diriger le droit de disposition de telle action.
Le conseil d'administration pourra autoriser l'émission d'obligations qui pourront mais ne devront pas nécessairement être convertibles en actions d'une quelconque catégorie, sous forme nominative ou au porteur, dans telle dénomination et payable en telle devise telle que déterminée discrétionnairement par le conseil d'administration.
Le conseil d'administration déterminera le type, le prix, les taux d'intérêts, les conditions d'émission et de remboursement et toutes autres conditions de telles émissions.
Les obligations convertibles en actions de la Société pourront être autorisés par le conseil d'administration et émises endéans la période limitée de cinq (5) à partir de la date indiquée ci-dessus et dans la mesure qu'il aura des actions non encore émises du capital autorisé.
Le conseil d'administration pourra autoriser l'émission d'obligations qui pourront mais ne devront pas nécessairement être convertibles en actions d'une quelconque catégorie, sous forme nominative ou au porteur, dans telle dénomination et payable en telle devise telle que déterminée discrétionnairement par le conseil d'administration.
Le conseil d'administration déterminera le type, le prix, les taux d'intérêts, les conditions d'émission et de remboursement et toutes autres conditions de telles émissions.
Les obligations convertibles en actions de la Société pourront être autorisés par le conseil d'administration et émises endéans la période limitée de cinq (5) à partir du 22 juin 2006 indiquée ci-dessus et dans la mesure qu'il aura des actions non encore émises du capital autorisé.
Un registre des obligataires nominatifs va être tenu au siège social de la société.
Art. 6. Actions. Les actions sont nominatives ou au porteur, au choix de l'actionnaire, sauf celles pour lesquelles la loi prescrit la forme nominative. A la demande des actionnaires les actions nominatives peuvent être converties en actions au porteur et vice versa.
Le Conseil d’Administration peut également créer des certificats d'actions multiples.
Les actions peuvent faire l'objet d'inscriptions en comptes courants à titre fongible sans indication de numéros auprès des banques et autres dépositaires professionnels.
La cession des actions nominatives, inscrites sur le registre des actions nominatives, se fait par une déclaration de transfert signée par le cédant et le cessionnaire ou leur représentant.
La Société peut considérer le détenteur d'actions au porteur comme le propriétaire des actions; dans le cas d'actions nominatives, elle considérera comme telle la personne au nom de laquelle ces actions sont inscrites au registre des actionnaires.
La Société ne reconnaît pour l'exercice des droits à exercer contre elle, de même que pour l'exercice du droit de vote aux assemblées générales et de tout droit accordé aux actionnaires, qu'un seul propriétaire par action.
Les droits et obligations attachés à l'action suivent le titre dans quelque main qu'il passe.
Les communications et notifications à faire à l'actionnaire nominatif, le seront valablement au dernier domicile que l'actionnaire aura fait connaître à la Société.
Art. 7. Modifications du Capital Social. Le capital souscrit et le capital autorisé de la Société peuvent être augmentés ou réduits par décision générale des actionnaires statuant comme en matière de modifications des statuts.
Titre III. - Administration, Surveillance
Art. 8. Conseil d’Administration. La Société est administrée par un Conseil d’Administration composé de trois membres au moins et de quinze membres au plus, nommés par l'assemblée générale. Les administrateurs sont nommés pour une durée qui ne peut dépasser six ans; ils sont rééligibles et toujours révocables.
En cas de vacance d'un poste d'administrateur, les administrateurs restants ont, sauf disposition contraire des statuts, le droit d'y pourvoir provisoirement. Dans ce cas, l'assemblée générale, lors de la première réunion, procède à l'élection définitive.
Tout administrateur élu en remplacement d'un autre, dont le mandat n'est pas expiré, achève le mandat de celui qu'il remplace.
Art. 9. Procédure. Le Conseil d’Administration nomme, parmi ses membres, deux co-présidents et détermine la durée de leurs fonctions qui ne peut être supérieure à celle de leur mandat d’administrateur.
Le Conseil d’Administration se réunit aussi souvent que l’intérêt de la Société l’exige, sur convocation d’un de ses deux co-présidents ou de deux administrateurs, soit au siège social, soit en tout endroit indiqué dans la convocation et sous la présidence des co-présidents ou, en cas d’empêchement d’un co-président, sous la présidence de l’autre co-président, ou si les deux co-présidents sont empêchés de participer sous la présidence d’un administrateur choisi parmi ses collègues.
Le Conseil d’Administration ne peut délibérer et statuer valablement que si la majorité de ses membres en fonction est présente ou représentée.
Tout administrateur empêché ou absent peut donner par écrit, par télégramme, télex ou téléfax à un de ses collègues du conseil mandat pour le représenter aux réunions du conseil et y voter en ses lieu et place.
Toutes les décisions sont prises à la majorité des voix des membres présents ou représentés.
En cas d’urgence les décisions écrites, signées par tous les administrateurs, sont régulières et valables comme si elles avaient été prises à une réunion du Conseil d’Administration régulièrement convoquée et tenue. Une telle décision peut être documentée par plusieurs écrits séparés, ayant la même teneur, chacun étant signé par un ou plusieurs administrateurs.
Tout administrateur peut participer à toute réunion du Conseil

d’Administration par voie de conférence téléphonique ou par un autre moyen similaire de communication permettant à toutes les personnes prenant part à la réunion de s’entendre et de communiquer entre eux. Une réunion peut aussi être tenue exclusivement par voie de conférence téléphonique. La participation à une telle réunion par de tels moyens est équivalente à la participation en personne à cette réunion.
Art. 10.  Procès-verbaux du Conseil. Les délibérations du Conseil d’Administration sont constatées par des procès-verbaux, signés par le président de la séance et le secrétaire, ou par la majorité des personnes présentes à la réunion.
Les mandats y sont annexés.
Les copies et extraits de ces procès-verbaux sont certifiés par deux administrateurs.
Art. 11. Pouvoirs. Le Conseil d’Administration est investi des pouvoirs les plus étendus pour agir au nom de la Société et accomplir ou autoriser tous les actes et opérations tant d'administration que de disposition relatifs à son objet, qui ne sont pas de la compétence de l'assemblée générale.
Dans les limites permises par les lois en vigueur, le Conseil d’Administration peut:
1° déléguer à un ou plusieurs de ses membres les pouvoirs nécessaires à l'exécution de ses décisions et à la gestion journalière;
2° conférer à une ou plusieurs personnes, membres du Conseil d’Administration ou non, les pouvoirs qu'il juge convenables pour la direction générale technique, administrative ou commerciale de la Société;
3° constituer tout comité, dont les membres pourront être choisis parmi les administrateurs, soit en dehors d'eux, et dont il détermine le fonctionnement et les pouvoirs.
Le conseil peut autoriser toutes substitutions dans les pouvoirs qu'il confère ou a conférés.
Art. 12. Signature Sociale. La Société est engagée en toutes circonstances par la signature individuelle d’un des co-présidents du Conseil d’Administration, ou par celle d’un administrateur-délégué, ainsi que par les signatures conjointes de deux administrateurs.
Ces signataires n’auront pas à justifier à l’égard des tiers d’une décision préalable du Conseil d’Administration.
Art. 13. Opérations avec la Société. L'administrateur qui a un intérêt opposé à celui de la Société dans une opération soumise à l'approbation du Conseil d’Administration, est tenu d'en prévenir le conseil et de faire mentionner cette déclaration au procès-verbal de la séance. Il ne peut prendre part à cette délibération.
Il est spécialement rendu compte, à la première assemblée générale, avant tout vote sur d'autres résolutions, des opérations dans lesquelles un des administrateurs aurait eu un intérêt opposé à celui de la Société.
Art. 14. Rémunération du Conseil d’Administration. La rémunération du Conseil d’Administration est décidée s'il y a lieu, par l'assemblée générale annuelle.
Art. 15. Commissaires. La surveillance des opérations de la Société est confiée à un ou plusieurs commissaires, personnes physiques ou morales, nommés pour un terme qui ne peut dépasser six ans, par

l'assemblée générale qui détermine leur nombre, la durée de leur mandat et leurs émoluments.
Ils sont toujours rééligibles et révocables.
Titre IV. - Assemblées Générales
Art. 16. Pouvoirs. L'assemblée générale régulièrement constituée représente l'universalité des actionnaires. Elle a les pouvoirs les plus étendus pour faire ou ratifier les actes qui intéressent la Société.
Art. 17. Date et Lieu. L’assemblée générale annuelle de la Société se réunit dans la Ville de Luxembourg à l’endroit indiqué dans les avis de convocation ; elle a lieu de plein droit à 10 heures le premier jour ouvrable qui suit le quatrième jeudi du mois de juin.
Si ce jour est un jour férié légal ou bancaire, l'assemblée est reportée au premier jour ouvrable précédent.
Les assemblées générales, même l'assemblée générale annuelle, pourront se tenir en pays étranger chaque fois que se produiront des circonstances de force majeure à apprécier par le Conseil d’Administration. Dans ce cas, les formes et conditions à observer pour que ces assemblées puissent valablement délibérer, ainsi que pour la publication éventuelle de leurs délibérations, seront celles qui seront prescrites par les lois du lieu où l'assemblée est appelée à se tenir dans la mesure où il sera possible d'observer ces formes et de remplir ces conditions.
A défaut de formalités prescrites par les lois du lieu où l'assemblée est appelée à se tenir, l'information des actionnaires se fera selon la manière qui, pour assurer l'information des actionnaires et compte tenu de la forme des actions, sera jugée la plus adéquate par ceux qui procéderont à la convocation de ces assemblées.
Art. 18. Convocations. Le Conseil d’Administration ainsi que les commissaires peuvent convoquer toutes assemblées générales.
Les convocations pour toutes assemblées générales, ordinaires ou extraordinaires, contiennent l'ordre du jour, l'heure et le lieu de la réunion et sont faites par des annonces insérées deux (2) fois à huit (8) jours d'intervalle au moins, et huit (8) jours avant l'assemblée, dans le Recueil Spécial du Mémorial et dans un journal du Luxembourg.
Des lettres missives seront adressées huit (8) jours avant l'assemblée aux actionnaires en nom, mais sans qu'il doive être justifié de l'accomplissement de cette formalité.
Art. 19. Admission. Pour être admis aux assemblées générales, les propriétaires d'actions au porteur doivent déposer leurs titres au siège social cinq (5) jours au moins avant la réunion ou bien huit (8) jours à l'avance dans les établissements désignés dans les avis de convocation.
Tout propriétaire de titres nominatifs doit informer la Société dans les cinq (5) jours avant l'assemblée de son intention d'assister à l'assemblée générale. S'il se fait représenter par un fondé de pouvoirs, ce dernier doit déposer son pouvoir au siège social dans le même délai.
Le conseil peut, s'il le juge convenable, réduire ces délais et accepter des dépôts et avis en dehors de ces limites.
Art. 20. Procédure. Toute assemblée générale est présidée par les co-présidents du Conseil d’Administration, ou en cas d’absence, par un administrateur désigné par le Conseil d’Administration.
Les fonctions de scrutateur sont remplies par les deux plus forts actionnaires présents ou, sur leur refus, par ceux qui viennent après,

jusqu'à acceptation.
Le bureau, ainsi constitué, désigne le secrétaire.
Quels que soient les points à l'ordre du jour, le Conseil d’Administration a le droit d'ajourner toute assemblée ordinaire ou extraordinaire dans les formes et aux dates prévues par la loi.
Art. 21. Vote et Procès-verbaux. Dans toutes les assemblées générales le quorum requis sera celui prévu par les dispositions légales en vigueur.
Lors des assemblées générales ordinaires, les décisions sont prises quel que soit le nombre d'actions présent ou représenté, à la majorité absolue des voix pour lesquelles il est pris part au vote.
Lors des assemblées générales extraordinaires, réunissant le nombre d'actions requis, les résolutions modificatives des statuts sont prises, sauf disposition contraire dans la loi, à la majorité des deux tiers des voix des actionnaires présents ou représentés.
Les procès-verbaux des assemblées générales sont signés par les membres du bureau.
Les copies ou extraits à produire en justice ou ailleurs sont signés par deux (2) administrateurs.
Titre V. - Année Sociale, Répartition des Bénéfices
Art. 22. Année Sociale. L’année sociale commence le premier (1) janvier et finit le trente et un (31) décembre de la même année.
Chaque année, l'administration doit dresser un inventaire contenant l'indication des valeurs mobilières et immobilières et de toutes les dettes actives et passives de la Société, avec une annexe contenant, en résumé, tous ses engagements, ainsi que les dettes des administrateurs et commissaires envers la Société.
L'administration établit le bilan et le compte de pertes et profits, contenant les amortissements nécessaires et les remet aux commissaires dans les délais prévus par la loi.
Quinze (15) jours avant l'assemblée générale les actionnaires peuvent prendre connaissance au siège social du bilan et du compte de pertes et profits et du rapport des commissaires.
Art. 23. Répartition des Bénéfices. L'excédent favorable du bilan, défalcation faite des charges et des amortissements forme le bénéfice net à la disposition de l'assemblée générale qui décide souverainement de  l'affectation.
Le Conseil d’Administration, avec l'approbation du (des) commissaire(s) peut procéder à des versements d'acomptes sur dividendes aux conditions prévues par la loi.
Les dividendes décidés par l'assemblée générale, de même que les acomptes sur le dividende de l'exercice en cours décidé par le Conseil d’Administration dans les conditions prévues par la loi, sont payés aux époques et aux endroits désignés par le Conseil d’Administration.
Titre VI. -  Dissolution, Liquidation
Art. 24. Dissolution. Le Conseil d’Administration peut, à toute époque, proposer à l'assemblée générale extraordinaire la dissolution de la Société.
Art. 25. Liquidation. Lors de la dissolution de la Société, la liquidation s'opérera par les soins d'un ou de plusieurs liquidateurs, personnes physiques ou morales, nommés par l'assemblée générale qui

déterminera leurs pouvoirs et leur rémunération.
Titre VII. - Dispositions Générales
Art. 26. Loi Applicable. Pour tous les points non prévus par les présents statuts, la loi luxembourgeoise est applicable.

POUR COPIE CONFORME DES STATUTS COORDONNES,

Belvaux, le 6 août 2007.